Exhibit 8.2

December 17, 2020

Canada

c/o Department of Finance

Government of Canada

13th Floor, 90 Elgin Street

Ottawa, Ontario

Canada K1A OG5

Dear Sirs/Mesdames:

Re:	Canada – Registration Statement

We have reviewed the discussion set forth under the heading “Tax Matters—Canadian Federal Income Tax Consequences” in the prospectus of Canada dated December 17, 2020 included in the registration statement of Canada filed with the Securities and Exchange Commission on December 17, 2020 (the “Registration Statement”) with respect to debt securities to be issued by Canada. Subject to the assumptions, qualifications and limitations described therein, we believe the discussion with respect to Canadian federal tax matters set forth therein is accurate and complete in all material respects.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose. We disclaim any obligation to update anything herein for events occurring after the date hereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission.

Yours truly,

/s/ Stikeman Elliott LLP
Stikeman Elliott LLP